Exhibit 99.1

FOR IMMEDIATE RELEASE

June 14, 2022

Investor Relations: Brian Brungardt, Director of Investor Relations, 214-721-9353, brian.brungardt@enlink.com

Media Relations: Jill McMillan, Vice President of Strategic Relations & Public Affairs, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream Announces Retirement of Chairman and CEO
Barry Davis, Names Jesse Arenivas as New CEO

Leldon Echols to become Chairman of the EnLink Board of Directors

DALLAS, June 14 — EnLink Midstream, LLC (NYSE: ENLC) (EnLink) announced today that Chairman and CEO Barry E. Davis will retire from EnLink, the company he led the founding of, after more than 25 years of leadership. Davis will step down from his position as Chairman and CEO on June 20, 2022, at which point Jesse Arenivas will join EnLink as CEO and a director on the EnLink Board of Directors (Board), and Leldon E. Echols will become the Chairman of the Board. Davis will continue in an advisory role until August 31, 2022, to ensure a seamless transition.

Davis led EnLink Midstream’s predecessor, Crosstex Energy, from its founding in 1996 through the 2014 merger of Crosstex with midstream assets from Devon Energy Corp., the transaction that created EnLink. Under Davis’ leadership, EnLink evolved into a Fortune 500 integrated midstream company with a strong financial foundation and a diverse geographic footprint in several top U.S. basins, which is also pursuing innovative and sustainable energy transition opportunities, such as carbon dioxide (CO2) capture and sequestration (CCS).

“No words can adequately express my gratitude for what being a part of the EnLink family has meant to me,” Davis said. “Building EnLink and serving as its CEO has been one of the great accomplishments of my life. I am immensely proud of what we’ve accomplished to date, growing from $15 million in adjusted EBITDA at the time of the initial public offering of Crosstex Energy in 2002, to a projected $1.2 billion in adjusted EBITDA at the midpoint of our 2022 guidance. I want to express my deep gratitude to our extremely dedicated employees, as well as our incredibly talented management team and Board of Directors who have guided EnLink to what it is today. I’m confident in EnLink’s future success with this team and under Jesse’s leadership.”

Jesse Arenivas to Become CEO

Arenivas comes to EnLink after almost 20 years with Kinder Morgan Inc. (KMI), where he helped the company grow to become the largest transporter of CO2 in North America. He served as President of the CO2 segment since 2014 and was appointed President of KMI’s Energy Transition Ventures team upon its formation in early 2021. He joined KMI in 2003 and previously served in various financial, accounting, and business development roles, including Vice President of Finance and Accounting for KMI’s CO2 business segment. Before joining KMI, Arenivas spent five years at ConocoPhillips Co. in financial and commercial roles.

“Jesse is the kind of visionary leader who will undoubtedly enable the EnLink team to realize our ‘Future of Midstream’ vision,” Davis said. “EnLink has been on an upward trajectory, announcing record adjusted EBITDA for the first quarter of 2022 and signing our first CCS customer, Oxy Low Carbon Ventures. Jesse’s deep experience in our industry, including most recently at the forefront of CO2 and the energy transition, combined with his background as a strategic and financially minded business development leader, will foster continued excellence in EnLink’s business, as well as momentum in growing EnLink’s role in the energy transition.”

“I am grateful to Barry and the Board for this opportunity to lead EnLink at such an exciting time in EnLink’s journey,” Arenivas said. “I’ve long admired the robust gathering and processing platform integrated with key downstream demand markets that EnLink has built, as well as the ‘EnLink Way’ approach to operational excellence and innovation that the team has developed. I am confident in our management team, and I look forward to advancing EnLink’s vision toward the future of midstream, which includes continuing to drive excellence in traditional midstream, while positioning the company to deliver energy solutions for the future.”

Arenivas holds a Bachelor of Business Administration in finance from the University of Texas Permian Basin and is a certified public accountant (CPA).

Leldon E. Echols to Become Chairman of the Board

Echols will become the Chairman of the Board on June 20. He remains the chair of the Board’s Audit Committee and a member of the Board’s Governance & Compensation Committee. Echols has a long history with EnLink, having been a director on the Board since the company formed in 2014 and a member of EnLink’s predecessor company’s board since 2008.

Succession Plan Led by EnLink Board of Directors

Davis’ anticipated retirement from EnLink was a part of the succession plan developed and administered by EnLink’s Board to maintain strategic leadership continuity, continue to focus on shareholder value, and secure EnLink’s long-term success. The Board expresses gratitude to Davis for his service and confidence in Arenivas as the new chief executive.

“Barry successfully led the company through the industry downturn and now has helped position EnLink on an exciting growth trajectory,” Echols said. “On behalf of the Board, we want to thank Barry for his leadership and innumerable contributions to EnLink. Looking forward, the Board and I are confident in Jesse’s commitment to EnLink’s vision and ability to lead the company in EnLink’s next phase. I am also honored to be named Chairman of the Board and look forward to continuing to work alongside our talented Board directors and EnLink’s executive management.”

About EnLink Midstream

EnLink Midstream reliably operates a differentiated midstream platform that is built for long-term, sustainable value creation. EnLink's best-in-class services span the midstream value chain, providing natural gas, crude oil, condensate, NGL capabilities, and carbon capture, transportation, and sequestration. Our purposely built, integrated asset platforms are in premier production basins and core demand centers, including the Permian Basin, Oklahoma, North Texas, and the Gulf Coast. EnLink's strong financial foundation and commitment to execution excellence drive competitive returns and value for our employees, customers, and investors. Headquartered in Dallas, EnLink is publicly traded through EnLink Midstream, LLC (NYSE: ENLC). Visit www.EnLink.com to learn how EnLink connects energy to life.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical fact, included in this press release constitute “forward-looking statements”. Although these statements reflect the current views, assumptions, and expectations of EnLink's management, the matters addressed herein involve certain assumptions, risks, and uncertainties that could cause actual activities, performance, outcomes, and results to differ materially from those indicated. An extensive list of factors that can affect EnLink's business are discussed in EnLink's filings with the Securities and Exchange Commission, including EnLink's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. EnLink does not assume any obligation to update any forward-looking statements.

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